EXHIBIT 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

(James J. Murren)

This Employment Agreement (this “Agreement”) is entered into as of November 5, 2012 (the “Effective Date”) by and between MGM Resorts International (“Employer”, “Company”, “we” or “us”), and James J. Murren (“Employee” or “you”).

1.              Employment. We hereby employ you, and you hereby accept employment by us, as Chairman of the Board of Directors and Chief Executive Officer of MGM Resorts International to perform such executive, managerial or administrative duties as we may specify from time to time during the Employment Term (as defined in Section 2) and which are consistent with your being the most senior executive of Employer. In construing the provisions of this Agreement, the term “Employer”, “we” or “us” includes all of our subsidiary, parent and affiliated companies, but specifically excludes Tracinda Corporation, its stockholder or stockholders, and its subsidiaries.  You will be employed at the Company’s principal executive offices in Las Vegas, Nevada.

2.              Term. The term of your employment under this Agreement commences on the Effective Date and it terminates on December 31, 2016 (the “Employment Term”). This Agreement replaces and supersedes in all respects the Employment Agreement between you and us dated April 6, 2009 (the “Prior Agreement”), except that certain provisions of the Prior Agreement are referenced herein for purposes of complying with payment timing rules under Section 409A (as defined in Section 25).

3.              Compensation and Benefits.

3.1                               Base Salary. During the Employment Term, we shall pay you a minimum annual salary of $2,000,000 (“Base Salary”), payable in arrears at such frequencies and times as we pay our other employees.

3.2                               Bonuses. You shall be entitled to an annual bonus (“Bonus”) determined under our Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers, or any successor plan, as may be amended from time to time (the “Bonus Plan”) for any fiscal year ending during the Employment Term.  Your target bonus for each of fiscal years 2013-2016 will be equal to 200% of your Base Salary up to a maximum Bonus of 175% of your target bonus.  Except as otherwise provided in Sections 10.2 and 10.3, any Bonus under this Section 3.2 shall be paid at such time as we pay Bonuses under the Bonus Plan to our other senior executives with respect to such fiscal year, but not earlier than January 1 or later than March 15 of the year immediately following the end of each fiscal year; provided that beginning with any Bonus payable in respect of services performed for fiscal year 2013 or thereafter, to the extent any such Bonus is in excess of 100% of your Base Salary at the beginning of such fiscal year (such excess portion, the “Excess Bonus Amount”), the Excess Bonus Amount shall be payable in the form of fully vested performance share units, which units will be granted as of the Bonus Determination Date pursuant to the terms of our 2005 Omnibus Incentive Plan as amended and restated (the “Omnibus Plan”).  The target number of performance share units will have an Accounting Value equal to the Excess Bonus Amount on the Bonus Determination Date.  Performance share units will be paid in shares of our common stock upon the earlier to occur of (i) a Change of Control, so long as such Change of Control complies with Section 409A or (ii) the end of the performance share unit performance period.

In recognition of your position as Employer’s most senior executive, your eligibility for participation in the Bonus Plan shall be at a higher level than any other executive officer of Employer.  Any such Bonus shall be structured to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”) unless otherwise determined by the Compensation Committee, and shall be based on performance criteria developed by the Compensation Committee in consultation with you while you are employed as Employer’s Chief Executive Officer.  Any such Bonus shall be subject to the Policy on Recovery of Incentive Compensation in Event of Financial Restatement, attached as Appendix A to this Agreement, as may be amended by the Company from time to time in its discretion, and any other clawback policies as may be adopted from time to time, including but not limited to for the purpose of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission.  You may be eligible to receive additional bonuses as determined by us in our sole and absolute discretion.

3.3                               [Intentionally Omitted].

3.4                               Equity Awards.

3.4.1                     You received stock appreciation rights with respect to 2 million shares of common stock of Employer on April 6, 2009, pursuant to the Omnibus Plan and related stock appreciation rights agreements (the “SARs Agreements”). You hereby agree that the definition of “Change of Control” in these SARs Agreements is hereby amended to conform to the definition of Change of Control in the Company’s Change of Control Policy for Executive Officers as described in Section 10.7 hereof (the “COC Policy”).  You hereby agree that Section 2.02(a) and all references to such section contained in the SARs Agreements shall be deleted in full.  The parties hereby agree that the SARs Agreements shall be amended to conform to the provisions of Section 10.4.4 of this Agreement.  Attached as Appendix B are amendments to the SARs Agreements reflecting such changes.

3.4.2                     You received a restricted stock unit award with respect to 35,000 shares of common stock of Employer on October 4, 2010, which was amended and restated as of April 8, 2011 (the “2010 RSU Agreement”).  The parties hereby agree that, notwithstanding anything to the contrary in the COC Policy or this Agreement,  the provisions of Section 10.4.4 of this Agreement and the provisions of Section 3.3(d) of the COC Policy shall not apply to the 2010

RSU Agreement.

3.4.3                     You received a restricted stock unit award with respect to 35,000 shares of common stock of Employer on October 3, 2011 (the “2011 RSU Agreement”).  The parties hereby agree that, notwithstanding anything to the contrary in the COC Policy, (i) the payment schedule provisions of Section 3.3(d) of the COC Policy shall not apply to the 2011 RSU Agreement and (ii) Section 3.2 of the 2011 RSU Agreement shall be deleted in full and the 2011 RSU Agreement shall be amended to conform to Section 10.4.4 of this Agreement.  Attached as Appendix C are amendments to the 2011 RSU Agreement reflecting such changes.

3.4.4                     You shall be granted pursuant to the Omnibus Plan an equity award in November 2012 with an aggregate grant-date Accounting Value targeted at $3,500,000, of which twenty-five percent (25%) of the award shall be in the form of restricted stock units and the remaining seventy-five percent (75%) shall be in the form of performance share units, each of which shall be subject to the terms set forth in the applicable award agreements approved by the Compensation Committee.

3.4.5                     You shall be eligible for annual equity awards in 2013, 2014, 2015 and 2016 in forms and amounts determined by the Compensation Committee in its discretion.  It is our present expectation that such annual awards will have an aggregate grant-date Accounting Value targeted at $3,500,000.  These and any other equity awards granted on or after the Effective Date shall be subject to such terms as the Compensation Committee may determine in its discretion.

3.4.6                     In the event you remain employed by us through the end of the Employment Term and we have not entered into a new employment agreement with you and your employment with us terminates following December 31, 2016 (i) by the Company without Employer’s Good Cause (as defined in this Agreement), (ii) by you for Employee’s Good Cause (as defined in this Agreement) or (iii) as a result of your death or Disability (as defined in this Agreement), any equity awards granted to you during the Employment Term shall vest and be paid in accordance with Section 10.4.4.  For the avoidance of doubt, if you remain employed through the end of the Employment Term, your annual Bonus for 2016 shall continue to be payable pursuant to the terms of this Agreement and for purposes of payment of such 2016 annual Bonus any termination of your employment prior to the Bonus Payment Date shall be treated pursuant to the terms of the Agreement as an Accrued Obligation.

3.5                               Benefits. You are also eligible to receive generally applicable fringe benefits commensurate with those received by our employees in the most senior executive positions. We will also reimburse you for all reasonable business and travel expenses you incur in performing your duties under this Agreement, payable in accordance with our customary practices and policies, as we may modify and amend them from time to time (and in accordance with Section 25.4 of this Agreement).  Beginning in fiscal year 2013, you will no longer receive an annual payment of $100,000 for your purchase of life insurance or such other uses as you may determine or any gross up payments for associated taxes on health plan coverage.

3.6                               Indemnification.  You shall be entitled to indemnification rights and directors and officers liability insurance coverage no less favorable than that provided to other directors and senior executives of Employer from time to time.

4.              Extent of Services. You agree that your employment by us is full time and exclusive. You further agree to perform your duties in a competent, trustworthy and businesslike manner. You agree that while you are employed by us, you will not render any services of any kind (whether or not for compensation) for any person or entity other than us, and that you will not engage in any other business activity (whether or not for compensation) that is similar to or conflicts with your duties under this Agreement, without the approval of the Board of Directors or the person or persons designated by the Board of Directors to determine such matters. Subject to the above-referenced discretion of the Board of Directors, it is understood that you may continue to serve in the capacities specified on Exhibit B hereto.  In addition, subject to Section 8, you may make and manage personal and family investments, deliver lectures and engage in civic and community activities; provided that these activities shall not conflict with the first two sentences of this Section 4 and, in the case of engaging in civic and community activities, you will notify us in advance of such activities if they might conflict with the restrictions of the first two sentences of this Section 4.

5.              Policies and Procedures.  You agree and acknowledge that you are bound by our policies and procedures as they may be modified and amended by us from time to time. In the event the terms in this Agreement conflict with our policies and procedures, the terms of this Agreement shall take precedence. As you are aware, problem gaming and underage gambling can have adverse effects on individuals and the gaming industry as a whole. You acknowledge that you have read and are familiar with our policies, procedures and manuals and agree to abide by them. Because these matters are of such importance to us, you specifically confirm that you are familiar with and will comply with our policies of prohibiting underage gaming, supporting programs to treat compulsive gambling and promoting diversity in all aspects of our business.

6.              Licensing Requirements. You acknowledge that we are engaged in a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, New Jersey, Michigan, Mississippi, Illinois, Macau S.A.R., and other jurisdictions in which we are engaged in a gaming business or where we have applied to (or during the Employment Term may apply to) engage in a gaming business. You shall apply for and obtain any license, qualification, clearance or other similar approval which we or any regulatory authority which has jurisdiction over us requests or requires that you obtain.

7.              Failure to Satisfy Licensing Requirement. We have the right to terminate your employment under Section 10.1 of this Agreement if: (i) you fail to satisfy any licensing requirement referred to in Section 6 above; (ii) we are directed to cease business with you by any governmental authority referred to in Section 6 above; (iii) we determine, in our reasonable judgment, that you were, are or might be involved in, or are about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize our business, reputation or such licenses; or (iv) any of our licenses is threatened to be, or is, denied, curtailed, suspended or revoked as a result of your employment by us or as a result of your actions.

8.              Restrictive Covenants

8.1                               Competition. You acknowledge that, in the course of performing your responsibilities under this Agreement, you will form relationships and become acquainted with Confidential Information. You further acknowledge that such relationships and the Confidential Information are valuable to us, and the restrictions on your future employment contained in this Agreement, if any, are reasonably necessary in order for us to remain competitive in our various businesses. In consideration of this Agreement and the compensation payable to you under this Agreement, and in recognition of our heightened need for protection from abuse of relationships formed or Confidential Information garnered during your employment with us, you covenant and agree that, except as otherwise explicitly provided in Section 10 of this Agreement, if you are not employed by us for the entire Employment Term, then during the entire Restrictive Period you shall not directly or indirectly be employed by, provide consultation or other services to, engage, participate or otherwise be connected in any way (other than through passive ownership of 1% or less of the outstanding voting securities) with any Competitor.  You further agree that in the event of any material breach of your obligations under this Section 8.1, any obligations of Employer under this Agreement will terminate, other than obligations under this Agreement with respect to business or travel expense reimbursements, to the extent accrued and unpaid as of the termination of your employment, and Accrued Obligations (as defined in Section 10.1).  The terms “Confidential Information,” “Restrictive Period” and “Competitor” are defined in Section 23. Your obligations during the period of your employment with us and the Restrictive Period under this Section 8.1 include but are not limited to the following:

8.1.1                     You will not make known to any third party the names and addresses of any of our customers, or any other information pertaining to those customers.

8.1.2                     You will not call on, solicit and/or take away, or attempt to call on, solicit and/or take away, any of our customers, either for your own account or for any third party for purposes of competing with the Company.

8.1.3                     You will not call on, solicit and/or take away, any of our potential or prospective customers, on whom you called or with whom you became acquainted during employment by us (either before or during the Employment

Term), either for your own account or for any third party for purposes of competing with the Company.

8.1.4                     You will not approach or solicit (other than general solicitations that are not specifically directed at our employees) any of our employees with a view towards enticing such employee to leave our employ to work for you or for any third party, or hire any of our employees, without our prior written consent, which we may give or withhold in our sole discretion; provided that, this Section 8.1.4 shall not apply to serving as a reference to such an employee at the request of such an employee.

8.2                               Confidentiality. You further covenant and agree that you will not at any time during or after the Employment Term, without our prior written consent, disclose to any other person or business entities any Confidential Information or utilize any Confidential Information in any way, including, to the extent it constitutes or uses Confidential Information, any communication with or contact with any of our customers or other persons or entities with whom we do business, other than (x) in connection with your employment hereunder, (y) as may be required by the lawful order of a court or an agency of competent jurisdiction or (z) in connection with your enforcing this Agreement or any other written agreement with the Company or defending claims against you or the Company; provided that in each of (x), (y) or (z), to the extent legally permitted, you provide the Company with written notice at least five (5) business days in advance of such proposed disclosure or utilization.

8.3                               Employer’s Property. You hereby confirm that the Confidential Information constitutes our sole and exclusive property (regardless of whether you possessed or claim to have possessed any of such Confidential Information prior to the date hereof). You agree that upon termination of your employment with us, you will promptly return to us all notes, notebooks, memoranda, computer disks, and any other similar repositories of Confidential Information (regardless of whether you possessed such Confidential Information prior to the date hereof) containing or relating in any way to the Confidential Information, including but not limited to the documents referred to on Exhibit A hereto. Such repositories of Confidential Information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any Confidential Information.  You may retain (i) papers and other correspondence of a personal nature, including but not limited, photographs, personal diaries, personal calendars and rolodexes and similar address books, (ii) information showing your equity awards or other compensation, or relating to expense reimbursements, (iii) compensation information that you reasonably believe may be needed for your own tax purposes and (iv) copies of employee benefit and compensation plans, programs, agreements and other arrangements of the Company or any of the Company’s affiliates in which you were a participant or covered.

8.4                               Notice to Employer. You agree to notify us immediately of any other persons or entities for whom you work or provide services while you are employed by us or within the Restrictive Period (excluding serving on boards of directors, occasional consulting services for a non-Competitor, and similar activities), and to provide such information as we may reasonably request regarding such work or services during the Restrictive Period within a reasonable time following such request. If you fail to provide such notice or information, which failure is not cured by you within thirty (30) days after written notice thereof from us, our obligations under this Agreement shall cease, other than Accrued Obligations. You further agree to promptly notify us, while you are employed by us or within the Restrictive Period, of any contacts made by any Competitor which concern or relate to an offer to employ you or for you to provide consulting or other services during your employment with us or the Restrictive Period.

9.              Representation and Additional Agreements. You hereby represent, warrant and agree that:

9.1                               The covenants and agreements contained in Sections 4 and 8 above are reasonable in their geographic scope, duration and content; our agreement to employ you and a portion of the compensation and consideration we have agreed to pay you under Section 3 of this Agreement, are in partial consideration for such covenants and agreements; you agree that you will not raise any issue of the reasonableness of the geographic scope, duration or content of such covenants and agreements in any proceeding to enforce such covenants and agreements, and such covenants and agreements shall survive the termination of this Agreement and your employment with Employer.

9.2                               The enforcement of any remedy under this Agreement will not prevent you from earning a livelihood, because your past work history and abilities are such that you can reasonably expect to find work in other areas and lines of business.

9.3                               The covenants and agreements stated in Sections 4, 6, 7 and 8 of this Agreement are essential for our reasonable protection.

9.4                               We have reasonably relied on your representations, warranties and agreements, including those set forth in this Section 9.

9.5                               You have the full right to enter into this Agreement and by entering into and performance of this Agreement, you will not violate or conflict with any arrangements or agreements you may have with any other person or entity.

9.6                               You agree that in the event of your breach of any covenants and agreements set forth in Sections 4 and 8 above, we may seek to enforce such covenants and agreements through any equitable remedy, including specific performance or injunction, without waiving any claim for damages. In any such event, you waive any claim that we have an adequate remedy at law.

10.       Termination.

10.1                        Employer’s Good Cause Termination.  We have the right to terminate your employment under this Agreement at any time during the Employment Term for Employer’s Good Cause (which term is defined in Section 23). Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in this Section 10.1 and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination.  In the event of such termination, you will be entitled to receive (i) your Base Salary through the date of such termination (to the extent not previously paid), (ii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined in accordance with the Bonus Plan, including the exercise of discretion by the committee administering such Bonus Plan which may reduce or eliminate such Bonus), which shall be granted and/or paid on the Bonus Determination Date and/or the Bonus Payment Date for the applicable fiscal year, as applicable, (iii) indemnification pursuant to Section 3.6 and (iv) any other amounts or benefits to which you may be entitled in accordance with the terms of the Company’s benefit, equity or fringe benefit plans, programs and policies in which you participate immediately prior to such termination of employment or the requirements of applicable law ((i) through (iv) above, the “Accrued Obligations”).

10.2                        Death. Your employment under this Agreement shall terminate in the event of your death during the Employment Term. Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in this Section 10.2, Section 10.10 and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination.  In the event of such termination, your beneficiary (as designated by you on our benefit records) will be entitled to receive (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations, (ii) your Base Salary for an additional twelve (12) month period following your death, such amount to be paid at regular payroll intervals, (iii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), which shall be granted and/or paid on the Bonus Determination Date and/or the Bonus Payment Date for the applicable fiscal year, as applicable, (iv) an additional lump sum cash payment in an amount equal to what your Bonus would have been for the fiscal year in which your death occurs (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), pro rated through the date of your death, which shall be paid on the Bonus Payment Date for the applicable fiscal year and (v) the benefits set forth in Section 10.4.4 below.  Additionally, upon any such termination which occurs after April 7, 2013, in lieu of the benefits set forth in Section 10.10, we will pay your beneficiary a lump sum cash payment within 30 days following the date of termination of your employment, in an amount equal to Employer’s costs for its most recently completed fiscal year of 24 months of continued health insurance coverage provided by us to you immediately prior to such termination date.

10.3                        Employer’s Termination Due to Disability.  We have the right to terminate your employment under this Agreement at any time during the Employment Term due to your Disability (which term is defined in Section 23).  Upon any such termination, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in this Section 10.3, Section 10.10 and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination.  In the event of Employer’s termination of your employment due to your Disability (which term is defined in Section 23) during the Employment Term, we will pay you or your beneficiary (as designated by you on our benefit records) in the event of your death during the period in which payments are being made (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations, (ii) your Base Salary for an additional twelve (12) month period following the date of such termination, such amount to be paid at regular payroll intervals, net of payments received by you from any short term disability policy which is either self-insured by us or the premiums of which were paid by us (and not charged as compensation to you), (iii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), which shall be granted and/or paid on the Bonus Determination Date and/or the Bonus Payment Date for the applicable fiscal year, as applicable, (iv) an additional lump sum cash payment in an amount equal to what your Bonus would have been for the fiscal year in which termination of employment occurs (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), pro rated through the date of such termination, which shall be paid on the Bonus Payment Date for the applicable fiscal year and (v) the benefits set forth in Section 10.4.4 below.  Additionally, upon any such termination which occurs after April 7, 2013, in lieu of the benefits set forth in Section 10.10, we will pay you or your beneficiary a lump sum cash payment within 30 days following the date of termination of your employment, in an amount equal to Employer’s costs for its most recently completed fiscal year of 24 months of continued health and life insurance coverage provided by us to you immediately prior to such termination date.

10.4                        Employer’s No Cause Termination. We have the right to terminate your employment under this Agreement on written notice to you in our sole discretion for any cause we deem sufficient or for no cause, at any time during the Employment Term.  Upon such termination (excluding any termination described in Section 10.1 or Section 10.3), subject to your executing the general release of claims described in Section 10.9 within 30 days following the date of termination of your employment and contingent upon the expiration of any revocation period provided in such release (provided, that this release requirement shall not be applicable unless the Company delivers an execution version to you within 7 days following your termination of employment), our sole liability to you under this Agreement shall be as follows, except as otherwise provided in Section 10.10 and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination:

10.4.1              In the event of your termination of employment pursuant to this Section 10.4, you will be entitled to receive (i) the benefits and payments under clauses (i), (iii) and (iv) of Accrued Obligations, (ii) your Base Salary for an additional twelve (12) month period following the date of such termination, such amount to be paid at regular payroll intervals commencing on the first payroll date following the 40th day following your termination of employment, (iii) any Bonus attributable to our most recently completed fiscal year to the extent not previously paid (determined through application of the Bonus formula with respect to such year on a non-discretionary basis except to the extent all senior executives who participate in the same bonus arrangement that applies to you are treated in an identical fashion with respect to their Bonuses), which shall be granted and/or paid on the Bonus Determination Date and/or the Bonus Payment Date for the applicable fiscal year, as applicable, and (iv) a cash lump sum payment equal to the excess of (x) the product of (A) 1.5 and (B) the sum of your Base Salary at the time of your termination of employment and your target Bonus for the year of termination (provided, however, that the amount calculated under this clause (x) shall be capped at $8,000,000) over (y) the aggregate amount of the Base Salary payments described in (ii), such lump sum payment to be paid on the date that is one year following the date of termination of your employment or within ninety (90) days thereafter.  You will not be entitled to any pro-rated Bonus for the year in which the termination of employment occurs. Following your termination of employment, you will not be eligible for flex or vacation time, discretionary bonus, new equity grants, or any other compensation or benefits, except as provided in this Section 10.4 and  Section 10.10.

10.4.2              If we terminate this Agreement without Employer’s Good Cause after April 7, 2013 and prior to the expiration of the Employment Term, in lieu of the benefits set forth in Section 10.10, we will pay you or your beneficiary a lump sum cash payment within 40 days following the date of termination of your employment, in an amount equal to Employer’s costs for its most recently completed fiscal year of 24 months of continued health, disability and life insurance coverage provided by us to you immediately prior to such termination date.

10.4.3              Upon any termination of employment pursuant to Section 10.4, you will continue to be bound by the restrictions in Section 8 above.  In the event you materially breach any of the covenants and agreements contained in Section 8, (i) any unpaid cash severance pursuant to Section 10.4.1, 10.4.2 or 10.10 shall immediately cease and shall be forfeited and (ii) continued participation in benefits pursuant to Section 10.10 shall immediately cease and any future participation shall be forfeited.

10.4.4              Notwithstanding anything to the contrary in the Omnibus Plan, or any successor thereto under which equity awards are granted, or the applicable award agreements, (i) with respect to outstanding equity awards other than performance share units, the portion of such equity award(s) that would have become vested with respect to any time-based vesting conditions and/or exercisable during the two (2) year period following the date of the termination of employment shall become vested and exercisable and, if applicable, shall be paid on the same schedule determined in the applicable award agreement; provided, however, that such continued vesting shall immediately cease and any equity award that has not been exercised and/or paid shall be forfeited in the event you materially breach any of the covenants and agreements contained in Section 8 (such “material” qualifier to apply to all equity grants where such breach provision exists) and (ii) with respect to performance share units, a pro-rata portion of the performance share units, if any, that would have become vested (but for such termination) at the end of the applicable performance period, determined based on the number of days you were employed during the performance period plus an additional twenty-four (24) months (or, if shorter, through the end of the performance period), shall be paid on the same schedule set forth in the applicable award agreement; provided, however, that such continued vesting shall immediately cease and any performance share units that have not yet been paid shall be forfeited in the event you materially breach any of the covenants and agreements contained in Section 8.  For the avoidance of doubt, any performance criteria or performance requirements under outstanding equity awards that have not been satisfied or are not deemed to have been satisfied under the terms of such equity awards shall continue to apply in accordance with their terms and the applicable performance period shall be extended for the additional vesting period if consistent with the treatment under the applicable award agreement. The portion of any stock option, stock appreciation right or similar equity award that is vested and exercisable as of the date of termination or that becomes vested and exercisable in accordance with this Section 10.4.4, in each case, shall (unless the applicable equity award granted after the Effective Date provides for a more favorable exercise period) remain exercisable until the earlier of (i) the expiration of the term of the award agreement and (ii) the date that is two (2) years following the date of termination of your employment by Employer without Employer’s Good Cause or by you with Employee’s Good Cause (or due to death or Disability); provided that any such equity awards shall be forfeited in the event you materially breach any of the covenants and agreements contained in Section 8.  Except as otherwise provided in Section 3.4.2, it is intended that the provisions of this Section 10.4.4. relating to additional vesting and forfeiture of equity awards shall apply to all of your equity awards, including your equity awards which are outstanding on the Effective Date  However nothing contained herein shall alter the time and form of payment of any equity awards that are outstanding on the Effective Date if such change would violate Section 409A of the Code.

10.4.5              Any benefits paid or provided pursuant to this Section 10.4 shall be subject to clawback pursuant to the Employer’s clawback policies as may be adopted and/or amended from time to time, including, but not limited to, for purposes of complying with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations thereunder promulgated by the Securities Exchange Commission.

10.4.6              Following your termination of employment pursuant to this Section 10.4, you will not be eligible for flex or vacation time, discretionary bonus, new equity grants, or any other compensation or benefits under this Agreement, except as provided in this Section 10.4.

10.5                        Employee’s Good Cause Termination. You may terminate your employment under this Agreement for Employee’s Good Cause (which term is defined in Section 23).  Prior to any such termination under this Section 10.5 being effective, you agree to give us thirty (30) days’ advance written notice within sixty (60) days following your learning of the circumstances constituting Employee’s Good Cause specifying the facts and circumstances of our alleged breach (the “Employee’s Good Cause Notice”). During such thirty (30) day period, we may either (x) cure the breach (in which case your notice will be considered withdrawn and this Agreement will continue in full force and effect) or (y) declare to you in writing that we dispute that Employee’s Good Cause exists (the “Company’s Response Notice”), in which case you may terminate your employment pursuant to Section 10.6 within ten (10) business days of your receipt of the Company’s Response Notice and be entitled initially to the benefits set forth under Section 10.6  (provided that you will be treated as terminating employment for Employee’s Good Cause under this Section 10.5 if such Disputed Claim is resolved in your favor), and if you do not terminate within such ten (10) business-day period, you will be deemed to have withdrawn your notice and this Agreement will continue in full force and effect.  If you choose to terminate your employment pursuant to Section 10.6 within ten (10) business days of your receipt of the Company’s Response Notice and it is determined that Employee’s Good Cause exists, you shall be treated as if you had been terminated pursuant to Section 10.4 even if such determination is made after the end of the Employment Term so long as you provided Employee’s Good Cause Notice during the Employment Term.  If we do not do either (x) or (y) by the end of the thirty-day notice period, your employment shall be terminated pursuant to this Section 10.5 as of the first business day following the end of the thirty-day notice period.  If it is determined that Employee’s Good Cause exists following the end of the Employment Term or in the event your employment under this Agreement is terminated during the Employment Term under this Section 10.5, subject to your executing the general release of claims described in Section 10.9 within 30 days following the date of termination of your employment (or, if we have disputed that Employee’s Good Cause exists, within 30 days following the date the dispute is resolved) and contingent upon the expiration of any revocation period provided in such release, you will be treated as if your employment had been terminated pursuant to Section 10.4 and you shall be entitled to all the compensation and benefits provided for therein (provided that if we have disputed that Employee’s Good Cause exists, the date of termination set forth in Section 10.4 shall be replaced with the date the dispute is resolved).

10.6                        Employee’s No Cause Termination. In the event you terminate your employment under this Agreement without Employee’s Good Cause, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in this Section 10.6 and with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination.  In the event of such termination, you will be entitled to the Accrued Obligations; provided, however, that we will be entitled to all of our rights and remedies to enforce the covenants and agreements contained in Section 8 and our right to recover damages for breach of covenants in Section 8.  You will not be entitled to any pro-rated Bonus for the year in which the termination of employment occurs.

10.7                        Change of Control.  As of the Effective Date, you shall be appointed as a participant in our Change of Control Policy for Executive Officers (attached hereto as Appendix D) as such policy may be amended by the Company from time to time.  In the event you become entitled to “Separation Benefits” pursuant to Section 3.3(b) of the COC Policy, your benefits under Section 3.3 of the COC Policy shall replace and be in lieu of any benefits under Sections 10.4 and 10.5 of this Agreement, except as provided in the next sentence.  In the event you become entitled to “Separation Benefits” pursuant to Sections 3.2 and 3.3 of the COC Policy on or prior to April 7, 2013 (including compliance with the release requirements of the COC Policy), (i) if the circumstances would have entitled you to receive benefits under Section 10.7 or other applicable provisions of the Prior Agreement (assuming those provisions remained applicable), the amount of your benefit determined under Section 3.3(b) of the COC Policy which equals the amount that would have been payable under Section 10.7 or other applicable provisions of the Prior Agreement shall be paid according to the payment schedule set forth in Section 10.7 or other applicable provisions of the Prior Agreement, and (ii) otherwise the benefits will be paid according to the payment schedule set forth in Section 10.4.1.  In the event you become entitled to “Separation Benefits” pursuant to Sections 3.2 and 3.3 of the COC Policy on or prior to April 7, 2013 (including compliance with the release requirements of the COC Policy), your benefits under Section 3.3(c) shall be replaced with the benefits set forth in Section 10.10 of this Agreement.

Notwithstanding anything to the contrary in this Agreement or the COC Policy, in the event the aggregate cash benefits payable to you pursuant to Sections 3.2(b) and (c) of the COC Policy is less than the aggregate cash benefits otherwise payable to you pursuant to Sections 10.4.1, 10.4.2  or 10.5 hereof absent a Change of Control, you shall be entitled to the amount of aggregate cash benefits payable under Sections 10.4.1 and 10.4.2 hereof, payable in the form and at the time set forth in Section 3.2 of the COC Policy.  Moreover, in the event the aggregate equity acceleration or exercise period benefits you may be entitled pursuant to Section 3.2(d) of the COC Policy is less than the aggregate equity acceleration or exercise period benefits you may be entitled to pursuant to Sections 10.4.4 or 10.5 hereof absent a Change of Control, you shall be entitled to the amount of aggregate equity acceleration or exercise period , as applicable, benefits payable under Sections 10.4.4 hereof, payable in the form and pursuant to the payment schedule set forth in Section 3.2(d) of the COC Policy.  If the COC Policy has been terminated, references to the COC Policy shall mean the COC Policy as in effect immediately prior its termination.

In the event you (i) become entitled to “Separation Benefits” pursuant to the COC Policy, (ii) terminate employment for any reason during the one-year period following a Change of Control or (iii) become entitled to payments pursuant to this Section 10.7, you shall be released from your obligations pursuant to Section 8.1 upon your termination of employment (or upon the Change of Control if such termination occurs during the specified period prior to the Change of Control).

10.8                        Termination Following End of Employment Term.  Upon any termination of your employment that occurs following expiration of the Employment Term, we will have no further liability or obligations whatsoever to you under this Agreement, except as provided in Section 3.4.6 and except with respect to business or travel expense reimbursements accrued and unpaid as of the date of such termination and Accrued Obligations and you shall be released from your obligations pursuant to Section 8.1.

10.9                        General Release.  Upon a termination of employment under the circumstances described in Sections 10.4, 10.5 or 10.8, the obligations of Employer to pay or provide the benefits described in Sections 3.4.6 (other than in the case of your death or Disability), 10.4, or 10.5 are contingent on your (for yourself, your heirs, legal representatives and assigns) agreement to execute a general release in the form and substance to be provided by Employer, (i) releasing Employer, its affiliated companies and their officers, directors, agents and employees from any claims or causes of action of any kind that you might have against any one or more of them as of the date of the release, regarding your employment with Employer or the termination of your employment and (ii) including a nondisparagement clause by Employee.  Such form of release shall be generally consistent with Company’s current form of release, except as appropriately modified taking into account changes in applicable law or judicial precedent and shall include customary exceptions for vested and accrued benefits under compensation and benefit plans of the Company, rights to indemnification, advancement of expenses and protections under applicable insurance policies in accordance with applicable law or the governing documents of the Company, rights as an equity holder of the Company and rights to contribution as permitted by law in the event of a judgment against Employee based on events for which Employee and the releasees are jointly liable.

10.10                 Health and Insurance Benefits.  Solely in the event of termination of your employment on or prior to April 7, 2013 pursuant to Sections 10.2, 10.3, 10.4, 10.5,

or 10.7, you shall be entitled to the following benefits: we shall maintain you and your dependents, if any, as participants in all health and insurance programs in which you or they are then participating (as such programs may be changed by Employer from time to time for its employees in positions comparable to yours and subject to the eligibility requirements of such programs to the extent imposed by third party providers) for a period of up to four (4) years following the date of termination of your employment, provided that Employer shall not be obligated to provide such coverage: (i) for any period during which you or your dependents (as applicable to such individual) are eligible to receive equivalent health and/or insurance benefits, as applicable, from an employer, (ii) as to your spouse and any dependents solely of your spouse, following the date of your divorce or (in the event of your death) the remarriage of your spouse, or (iii) as to your dependents other than your spouse, after such other dependents reach age 25.  In the event that Employer is unable to provide continued coverage, then Employer shall make monthly cash payments to you at the beginning of each applicable month equal to the Employer’s portion of the cost of providing such coverage (which will be based on the COBRA cost for medical coverage) in lieu thereof.  Any coverage provided by Employer will be secondary to, and subject to reduction by, any coverage which you or your dependents are eligible to receive from another employer.  Employer shall not be required to make any tax gross-up payment in the event that any benefit under this Section 10.10 is taxable.  Employer shall impute as taxable income to Employee an amount equal to the portion of the cost of the continued health care coverage that is paid by Employer.

10.11                 Excise Tax Limitation.

10.11.1       Notwithstanding anything contained in this Agreement to the contrary, (i) in the event that any Payments (as defined below) in connection with, or arising out of, your employment with the Company in the event of a 280G Change in Control (as defined below) would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), and (ii) (A) the net amount of the Payments that you would retain after payment of the Excise Tax and federal, state and local income taxes, any employment, social security or Medicare taxes or any other taxes with respect to the Payments would be less than (B) the net amount of the Payments you would retain, after payment of federal, state and local income taxes, any employment, social security or Medicare taxes or any other taxes with respect to the Payments, if the Payments were reduced to the maximum amount you could retain such that no portion of the Payments would be subject to the Excise Tax (“Section 4999 Limit”), then the Payments shall be reduced (but not below zero) to the Section 4999 Limit.  The Company shall reduce or eliminate the Payments such that the reduction or elimination of compensation to be provided to you as a result of this Section 10.11.1 is minimized.  In applying this principle, the reduction or elimination shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction or elimination but payable at different times, such amounts shall be reduced or eliminated on a pro rata basis but not below zero.  The amount of such taxes shall be computed at the rates in effect under the applicable tax laws in the year in which the 280G Change in Control occurs, or if then ascertainable, the rates in effect in any later year in which any Payment is expected to be paid following the 280G Change in Control, and in the case of any income taxes, by using the maximum combined federal, state and (if applicable) local income tax rates then in effect under such laws.

10.11.2       If the Company or you believe in good faith that any of the Payments may be subject to the Excise Tax, the determination of whether and to what extent the Payments are subject to the Excise Tax and the amount of the Section 4999 Limit (“Determination”) shall be made, at the Company’s expense, by the accounting firm which is the Company’s accounting firm prior to the 280G Change in Control or, if requested by you, another nationally recognized accounting firm designated by the Board (or a committee thereof) and subject to your reasonable approval, prior to the 280G Change in Control (“Accounting Firm”).  The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to you, before payment of the Payments (if requested at that time by the Company or you) or at such other time as requested by the Company or you (in either case provided that the Company or you believe in good faith that any of the Payments may be subject to the Excise Tax).  Within ten (10) calendar days of the delivery of the Determination to you, you shall have the right to dispute the Determination.  The existence of any such dispute shall not in any way affect your right to receive the Payments in accordance with the Determination.  If there is no such dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and you, subject to the application of Section 10.11.3.  For purposes of this Section 10.11, (x) a “280G Change in Control” shall mean a change in ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 280G(b)(2) of the Code and the regulations issued thereunder and (y) “Payments” shall mean any payments or benefits in the nature of compensation that are to be paid or provided to you or for your benefit in connection with a 280G Change in Control (whether under this Agreement or otherwise, including by any entity, or by any affiliate of the entity, whose acquisition of the stock of the Company or its assets constitutes the 280G Change in Control) if you are a “disqualified individual” (as defined in section 280G(c) of the Code) at the time of the 280G Change in Control, to the extent that such payments or benefits are “contingent” on the 280G Change in Control within the meaning of section 280G(b)(2)(A)(i) of the Code and the regulations issued thereunder.

10.11.3       As a result of the uncertainty in the application of Sections 280G and 4999 of the Code, it is possible that a Payment or portion thereof either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 10.11.1 (an “Excess

Payment” or “Underpayment”, respectively).  If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (“IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at one hundred twenty percent (120%) of the applicable federal rate (as defined in Section 1274(d) of the Code) compounded semi-annually from the date of your receipt of such Excess Payment until the date of repayment.  If it is determined (i) by the Accounting Firm, the Company (including any position taken by the Company, together with its consolidated group, on its federal income tax return), or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of any dispute in accordance with Section 10.11.2, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within ten (10) calendar days of such determination or resolution, together with interest on such amount at one hundred twenty percent (120%) of the applicable federal rate compounded semi-annually from the date such amount should have been paid to you until the date of payment.  In the event that the Payments have been reduced pursuant to Section 10.11.1, the Company will bear all fees and expenses of any audit, suit or proceeding by the IRS or any other taxing authority against the Company or against you, or of any claim for refund, appellate procedure, or suit brought by the Company or you against the IRS or any other taxing authority, in each case relating to the Excise Tax.

10.12                 Survival of Covenants. Notwithstanding anything contained in this Agreement to the contrary, except as specifically provided in Section 10.7 with respect to the undertaking contained in Section 8.1, the covenants and agreements contained in Section 8 will survive a termination of this Agreement and your employment with Employer, regardless of the reason for such termination.

10.13                 Non-Duplication of Benefits.  Any payments or benefits paid or provided to you under Section 10 of this Agreement shall be reduced by any cash severance payments or equity acceleration benefits paid or provided under the COC Policy or any equity award agreement.

11.       Disputed Claim/Arbitration. Any Disputed Claim (as such term is defined in Section 23) and any other dispute relating to this Agreement, your equity award agreements, or your employment with Employer shall be resolved by arbitration pursuant to Exhibit C (which constitutes a material provision of this Agreement), except as otherwise provided in Exhibit C. Any arbitration under this Section 11 shall take place in Las Vegas, Nevada. Notwithstanding any provision to the contrary in this Agreement, with respect to any Disputed Claim, you will not be entitled to receive any of your rights and benefits  for purposes of your termination rights pursuant to Section 10.5 unless and until the arbitration process is finally resolved in your favor. Nothing herein shall preclude or prohibit us from invoking the provisions of Section 10.4, or of our seeking or obtaining injunctive or other equitable relief. In the event of a purported termination of your employment by us pursuant to Section 10.1 or Section 10.3 or by you under Section 10.5 which is disputed by the other party, if you prevail in the arbitration, you shall not be entitled to reinstatement, but shall be entitled to the payments and benefits due to you under the provisions of Section 3.4.6, Section 10.3, Section 10.4 or Section 10.5, respectively. To the extent we shall not have paid such payments and benefits during the period of such dispute and you are the prevailing party in such arbitration, in addition to any other award, you shall be entitled to interest at a rate equal to our blended cost of funds during such period.

12.       Severability. If any provision hereof is unenforceable, illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions of this Agreement, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on you unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, you and we agree that the invalidated restrictions are retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid. This Section 12 does not limit our rights to seek damages or such additional relief as may be allowed by law and/or equity in respect to any breach by you of the enforceable provisions of this Agreement.

13.       Travel and Related Matters. During the Employment Term, it is anticipated that you will be required to travel extensively on behalf of us. Such travel, if by air, may be on aircraft provided by us, or if commercial airlines are used, on a first-class basis (or best available basis, if first class is not available).  To the extent you wish to use aircraft operated by us for non-business use, we will, upon your request and subject to availability, make such aircraft available to you for such use, provided, however, that you shall be responsible and shall reimburse us as set forth below for  costs associated with any such non-business use to the extent the value of any such non-business use exceeds $250,000 in the aggregate for any calendar year as determined under the Securities Exchange Commission (“SEC”) proxy reporting rules for personal aircraft usage as such rules may be amended from time to time (the “SEC Rules”).  The Compensation Committee reserves the right to review and modify this limit from time to time as it deems reasonably appropriate.  The determination of whether all or any portion of your use of aircraft operated by us constitutes non-business use as well as the reimbursement amount, if any, shall be reasonably determined in accordance with the SEC Rules by the Company’s outside SEC counsel.

Non-business use above the $250,000 limit described above must be reimbursed in an amount equal to the amount that would otherwise be reported in the Summary Compensation Table under the SEC rules, provided that the reimbursement you shall owe to us shall not exceed the maximum permissible amount under FAA rules that apply to time-sharing agreements.  Employee’s Time Sharing Agreement shall be appropriately amended (which amendment may be part of a restatement) to provide for reimbursement as described herein and the list of allowable expenses in Section 2(b) of that agreement shall be modified, to the extent necessary, to include all the items authorized by FAR Part 91.501(d).  Employee acknowledges that he will be responsible for any income tax owed by him attributable to the fringe benefit value of non-business use of aircraft.

14.       Attorneys’ Fees. In the event suit is brought (including arbitration proceedings) to enforce or to recover damages suffered as a result of breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs of suit.

15.       No Waiver of Breach or Remedies. No failure or delay on the part of you or us in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

16.       Amendment or Modification. No amendment, modification, termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by you and a duly authorized member of our senior management. No consent to any departure by you from any of the terms of this Agreement shall be effective unless the same is signed by a duly authorized member of our senior management. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

17.       Governing Law. The laws of the State of Nevada shall govern the validity, construction and interpretation of this Agreement, and except as provided in Section 11 and Exhibit C, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

18.       Number and Gender. Where the context of this Agreement requires, the singular shall mean the plural and vice versa, and references to males shall apply equally to females and vice versa.

19.       Headings. The headings in this Agreement have been included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

20.       Assignment. This Agreement is personal to you and may not be assigned by you.

21.       Successors and Assigns. This Agreement shall be binding upon our successors and assigns.  The Company may not assign this Agreement except in connection with a merger or sale of the Company or substantially all of its assets and shall cause any such successor to expressly assume and agree to perform the obligations of this Agreement, unless such assumption occurs automatically as a matter of law.

22.       Prior Agreements. Except as set forth in Section 25.1, this Agreement shall supersede and replace any and all other employment agreements which may have been entered into by and between the parties, including but not limited to the Prior Agreement. Any such prior employment agreements shall be of no force and effect after execution of this Agreement by both parties.  The foregoing notwithstanding, certain provisions of the Prior Agreement are referenced herein for purposes of complying with payment timing rules under Section 409A.

23.       Certain Definitions. As used in this Agreement:

“Accounting Value” means the accounting value calculated by the Company’s Chief Accounting Officer under procedures approved or modified by the Compensation Committee from time to time.

“Board” or “Board of Directors” means the Board of Directors of MGM Resorts International.

“Bonus Determination Date” means, with respect to a fiscal year, the date the Compensation Committee determines Bonuses for such fiscal year payable to our senior executives (but not earlier than January 1 or later than March 15 of the year immediately following the end of the applicable fiscal year).

“Bonus Payment Date” means, with respect to a fiscal year, the date we pay Bonuses for such fiscal year to our senior executives (but not earlier than January 1 or later than March 15 of the year immediately following the end of the applicable fiscal year).

“Change of Control” has the meaning set forth in the Company’s Change of Control Policy for Executive Officers.

“Company” means MGM Resorts International.

“Compensation Committee” means the Compensation Committee of the Board of Directors of MGM Resorts International.

“Competitor” means any person, corporation, partnership, limited liability company or other entity which is either directly, indirectly or through an affiliated company, engaged in or proposes to engage in the development, ownership, operation or management of (i) gaming facilities; (ii) convention or meeting facilities; or (iii) one or more hotels if any such hotel is connected in any way, whether physically or by business association, to a gaming establishment and, further, where Competitor’s activities are within a 150 mile radius of any location where any of the foregoing facilities, hotels, or venues are, or are proposed to be, owned, operated, managed or developed by the Company.

“Confidential Information” means all knowledge, know-how, information, devices or materials, whether of a technical or financial nature, or otherwise relating in any manner to the business affairs of Employer, including without limitation, names and addresses of Employer’s customers, any and all other information concerning customers who utilize the goods, services or facilities of any hotel and/or casino owned, operated or managed by Employer, Employer’s casino, hotel, retail, entertainment and marketing practices, procedures, management policies, any trade secret, including but not limited to any formula, pattern, compilation, program, device, method, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain any economic value from its disclosure or use, and any other information regarding Employer which is not already and generally known to the public, whether or not any of the foregoing is subject to or protected by copyright, patent, trademark, registered or unregistered design, and whether disclosed or communicated (in writing or orally) before, on or after the date of this Agreement, by Employer to Employee. Confidential Information shall also specifically include, without limitation, those documents and reports set forth on Exhibit A attached hereto and incorporated herein by this reference.  For the avoidance of doubt, Confidential Information shall not include information generally known to the public or within the gaming industry that was not disclosed by you in violation of Section 8.2.

“Disability” means Employee’s incapacity for medical reasons certified to by Employer’s Physician which precludes the Employee from performing the essential functions of Employee’s duties hereunder for a substantially consecutive period of six (6) months or more. (In the event Employee disagrees with the conclusions of Employer’s Physician, Employee (or Employee’s representative) shall designate an Employee’s Physician, and Employer’s Physician and Employee’s Physician shall jointly select a third physician, who shall make the determination.)

“Disputed Claim” means that Employee maintains pursuant to Section 10.5 that Employee’s Good Cause exists and Employer has denied such claim.

“Employee’s Good Cause” shall mean (i) the failure of Employer to pay Employee any compensation when due; (ii) a material reduction in the scope of duties or responsibilities of Employee or any reduction in Employee’s salary or target bonus percentage; (iii) Employee’s failure to be employed as Chief Executive Officer or failure of the Board to nominate Employee as a member of the Board; (iv) a relocation of your principal place of employment or the Company’s corporate headquarters outside of the greater Las Vegas area or (v) any material breach by the Company of this Agreement.

“Employee’s Physician” shall mean a licensed physician selected by Employee for purposes of determining Employee’s Disability pursuant to the terms of this Agreement.

“Employer’s Good Cause” shall mean:

(1)                                 Employee’s (a) failure to abide by Employer’s policies and procedures that is reasonably likely to result in injury to the Company economically or otherwise, excluding a failure that Employee could not be reasonably expected to realize would constitute such a failure; (b) misconduct which is reasonably likely to result in injury to the Company economically or otherwise, excluding conduct that the Employee could not be reasonably expected to have understood would constitute such misconduct of Employee;  (c) failure to competently perform his statutory or reasonably assigned duties  with the Company at a level that can be reasonably expected of a person with Employee’s position, excluding a failure that Employee could not be reasonably expected to realize would constitute such a failure (other than a failure resulting from Employee’s incapacity due to physical or mental illness or from assignment of duties to Employee that would constitute Employee’s Good Cause), provided that, for the purpose of (c), the fact that a particular business decision does not result in a favorable outcome shall not by itself constitute a failure under (c); or (d) other material breach of this Agreement, which action, failure or breach is not cured by Employee within thirty (30) days after written notice thereof from Employer specifying the facts and circumstances of the alleged failure or breach, provided, however, that such notice and opportunity to cure shall not be required if, in the good faith judgment of the Board, such breach is not capable of being cured within thirty (30) days; or

(2)                                 Employee’s failure or inability to satisfy the requirements stated in Section 6 above.

“Employer’s Physician” shall mean a licensed physician selected by Employer for purposes of determining Employee’s Disability pursuant to the terms of this Agreement.

“Restrictive Period” means the twelve (12) month period immediately following any separation by Employee from employment occurring during the Employment Term; provided, however, that in the event of a termination of your employment as described in Section 10.1 or Section 10.6, the Restrictive Period shall end no later than the end of the Employment Term; and provided, further, in the event you are entitled to “Separation Benefits” as described in Section 10.7 or your employment otherwise terminates for any reason during the one-year period following a Change of Control, the Restrictive Period shall end on the date of termination or the Change of Control, whichever is later.

24.       Employee acknowledges that MGM Resorts International is a publicly traded company and agrees that in the event there is any default or alleged default by Employer under the Agreement, or Employee has or may have any claims arising from or relating to the Agreement, Employee shall not commence any action or otherwise seek to impose any liability whatsoever against any person or entity in its capacity as a stockholder of MGM Resorts International (“Stockholder”).  Employee further agrees that he shall not permit any party claiming through him, to assert a claim or impose any liability against any Stockholder (in its capacity as a Stockholder) as to any matter or thing arising out of or relating to the Agreement or any alleged breach or default by Employer.

25.       Section 409A.

25.1                        This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder (“Section 409A”). If we determine in good faith that any provision of this Agreement would cause you to incur an additional tax, penalty or interest under Section 409A, the Compensation Committee and you shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A or causing the imposition of such additional tax, penalty or interest under Section 409A.  Moreover, if any provision of this Agreement has the effect of impermissibly delaying or accelerating any payment schedule initially set forth in the Prior Agreement or in any outstanding equity award, the applicable provision (or part thereof) of this Agreement shall be disregarded and have no force or effect and the payment schedule shall be governed by the applicable provision of the Prior Agreement or equity award agreement.  The preceding provisions, however, shall not be construed as a guarantee by us of any particular tax effect to you under this Agreement.

25.2                        “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, your “separation from service” as defined in Section 409A.

25.3                        For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  If any payment or benefit under this Agreement is payable under this Agreement but was not payable under the Prior Agreement or exceeds the amount of the same payment or benefit under the Prior Agreement, such payment or benefit or the excess amount of such payment or benefit, as the case may be, shall be treated as a separate payment for purposes of Section 409A.

25.4                        With respect to any reimbursement of your expenses, or any provision of in-kind benefits to you, as specified under this Agreement and which is subject to Section 409A, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made pursuant to our reimbursement policy but no later than the end of the calendar year next following the calendar year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

25.5                        Any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after taking into account all exclusions applicable to such payments and benefits under Section 409A) that arises under Section 10.3 (termination due to Disability), Section 10.4 (Employer’s no cause termination), Section 10.5 (Employee’s Good Cause termination), and Section 10.7 (termination after a Change of Control) and any other provision of this Agreement, on account of your separation from service while you are a “specified employee” (as defined under Section 409A), and is scheduled to be paid or provided within six (6) months after such separation from service (the aggregate of such scheduled payments, the “Delayed Payment”) shall, in lieu thereof, be paid or provided, as adjusted for interest, within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of your estate following your death.  On the first business day following the expiration of the applicable deferral period of the immediately preceding sentence, any payments which would otherwise have been made to you during that period (whether in a single sum or installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. With respect to any determination that the payments to be made to you under this Agreement, or under any agreement or plan referred to herein, are subject to Section 409A, then each such payment shall be treated as a separate payment for purposes of Treas. Reg. §1.409A-2(b)(2)(iii). The date of Employee’s “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1(ii)), shall be treated as the date of Employee’s termination of employment for purposes of determining the time of payment of any amount that becomes payable to Employee hereunder upon Employee’s termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.  For purposes of the foregoing, interest shall accrue at the prime rate of interest published in the northeast edition of The Wall Street Journal on the date of your separation from service.  In addition, in the event that you must incur legal fees or costs to enforce payment of any amounts subject to the six-month delay of payment under this Agreement, we will pay all reasonable attorneys’ fees associated with such action.

26.       Rabbi Trust. We will, within five (5) business days after termination of your employment, make an irrevocable contribution of an amount equal to the aggregate amount of any payments due to you following termination of employment to a U.S.-based grantor trust established consistent with the terms of Revenue Procedure 92-64, 1992-2 C.B. 422 (Aug. 17, 1992) with a financial institution approved by you, which approval will not be withheld unreasonably, serving as the third-party trustee thereof, under the terms of which the assets of the trust may be used, in the absence of our insolvency, solely for purposes of fulfilling our obligation to make such payments to you.  In the event that the provisions of Section 25.5 shall apply to any payment obligation under this Agreement, interest shall accrue with respect to such Delayed Payment in accordance with Section 25.5.  We shall be responsible for all reasonable costs of establishing and maintaining the trust and the terms of the trust shall be reasonably acceptable to you.

[Signature page immediately follows.]

IN WITNESS WHEREOF, Employer and Employee have entered into this Agreement in Las Vegas, Nevada, as of the date first written above.

EMPLOYEE — JAMES J. MURREN	EMPLOYER — MGM RESORTS INTERNATIONAL

/s/ James J. Murren	By:	/s/ John M. McManus
		Name:	John M. McManus
		Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT A

Name of Report	Generated By:

Including, but not limited to:

Arrival Report	Room Reservation

Departure Report	Room Reservation

Master Gaming Report	Casino Audit

Department Financial Statement	Finance

$5K Over High Action Play Report	Casino Marketing

$50K Over High Action Play Report	Casino Marketing

Collection Aging Report(s)	Collection Department

Accounts Receivable Aging	Finance

Marketing Reports	Marketing

Daily Player Action Report	Casino Operations

Daily Operating Report	Slot Department

Database Marketing Reports	Database Marketing

Special Event Calendar(s)	Special Events/Casino Marketing

Special Event Analysis	Special Events/Casino Marketing

Tenant Gross Sales Reports	Finance

Convention Group Tentative/Confirmed Pacing Reports	Convention Sales

Entertainment Event Settlement Reports	Finance

Event Participation Reports	Casino Marketing

Table Ratings	Various

Top Players	Various

Promotion Enrollment	Promotions

Player Win/Loss	Various

EXHIBIT B

PERMITTED OUTSIDE ACTIVITIES

Member, Board of Directors, Nevada Cancer Institute Foundation

Trustee, University of Nevada - Las Vegas Foundation

Member, Certified Financial Analyst

EXHIBIT C

ARBITRATION

This Exhibit C sets forth the methods for resolving disputes should any arise under the Agreement, and accordingly, this Exhibit C shall be considered to be a part of the Agreement.

1.                                      Except for a claim by either Employee or Employer for injunctive relief where such would be otherwise authorized by law, any controversy or claim arising out of or  relating to the Agreement, the breach hereof, or Employee’s employment by Employer, including without limitation any claim involving the interpretation or application of the Agreement or wrongful termination or discrimination claims, shall be submitted to binding arbitration in accordance with the employment arbitration rules then in effect of the Judicial Arbitration and Mediation Service (“JAMS”), to the extent not inconsistent with this paragraph.  This Exhibit C covers any claim Employee might have against any officer, director, employee, or agent of Employer, or any of Employer’s subsidiaries, divisions, and affiliates, and all successors and assigns of any of them.  The promises by Employer and Employee to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other, in addition to other consideration provided under the Agreement.

2.                                      Claims Subject to Arbitration.  This Exhibit C covers all claims arising in the course of Employee’s employment by Employer except for those claims specifically excluded from coverage as set forth in paragraph 3 of this Exhibit C.  It contemplates mandatory arbitration to the fullest extent permitted by law.  Only claims that are justiciable under applicable state or federal law are covered by this Exhibit C.  Such claims include any and all alleged violations of any state or federal law whether common law, statutory, arising under regulation or ordinance, or any other law, brought by any current or former employees.  Such claims may include, but are not limited to, claims for: wages or other compensation; breach of contract; torts; work-related injury claims not covered under workers’ compensation laws; wrongful discharge; and any and all unlawful employment discrimination and/or harassment claims.

3.                                      Claims Not Subject to Arbitration.  Claims under state workers’ compensation statutes or unemployment compensation statutes are specifically excluded from this Exhibit C.  Claims pertaining to any of Employer’s employee welfare benefit and pension plans (other than claims pertaining to benefits provided under Section 10 of the Agreement or equity award agreements) are excluded from this Exhibit C.  In the case of a denial of benefits under any of Employer’s employee welfare benefit or pension plans, the filing and appeal procedures in those plans must be utilized.  Claims by Employer for injunctive or other relief for violations of non-competition and/or confidentiality agreements are also specifically excluded from this Exhibit C.

4.                                      Non-Waiver of Substantive Rights.  This Exhibit C does not waive any rights or remedies available under applicable statutes or common law.  However, it does waive Employee’s right to pursue those rights and remedies in a judicial forum.  By signing the Agreement and the acknowledgment at the end of this Exhibit C, the undersigned Employee voluntarily agrees to arbitrate his or her claims covered by this Exhibit C.

5.                                      Time Limit to Pursue Arbitration; Initiation.  To ensure timely resolution of disputes, Employee and Employer must initiate arbitration within the statute of limitations (deadline for filing) provided for by applicable law pertaining to the claim, or one year, whichever is shorter, except that the statute of limitations imposed by relevant law shall solely apply in circumstances where such statute of limitations cannot legally be shortened by private agreement.  The failure to initiate arbitration within this time limit will bar any such claim.  The parties understand that Employer and Employee are waiving any longer statutes of limitations that would otherwise apply, and any aggrieved party is encouraged to give written notice of any claim as soon as possible after the event(s) in dispute so that arbitration of any differences may take place promptly.  The parties agree that the aggrieved party must, within the time frame provided by this Exhibit C, give written notice of a claim to the Chief Financial Officer of Employer with a copy to MGM Resorts International’s Executive Vice President and General Counsel.  Written notice shall identify and describe the nature of the claim, the supporting facts and the relief or remedy sought.

6.                                      Selecting an Arbitrator.  This Exhibit C mandates Arbitration under the then current rules of the Judicial Arbitration and Mediation Service (JAMS) regarding employment disputes.  The arbitrator shall be either a retired judge or an attorney experienced in employment law and licensed to practice in the state in which arbitration is convened.  The parties shall select one arbitrator from among a list of three qualified neutral arbitrators provided by JAMS.  If the parties are unable to agree on the arbitrator, each party shall strike one name and the remaining named arbitrator shall be selected.

7.                                      Representation/Arbitration Rights and Procedures.

a.                                      Employee may be represented by an attorney of his/her choice at his/her own expense.

b.                                      The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of Nevada (without regard to its choice of law provisions) and/or federal law when applicable.  In all cases, this Exhibit C shall provide for the broadest level of arbitration of claims between an employer and employee under Nevada law.  The arbitrator is without jurisdiction to apply any different substantive law or law of remedies.

c.                                       The arbitrator shall have no authority to award non-economic damages or punitive damages except where such relief is specifically authorized by an applicable state or federal statute or common law.  In such a situation, the arbitrator shall specify in the award the specific statute or other basis under which such relief is granted.

d.                                      The applicable law with respect to privilege, including attorney-client privilege, work product, and offers to compromise must be followed.

e.                                       The parties shall have the right to conduct reasonable discovery, including written and oral (deposition) discovery and to subpoena and/or request copies of records, documents and other relevant discoverable information consistent with the procedural rules of JAMS.  The arbitrator shall decide disputes regarding the scope of discovery and shall have authority to regulate the conduct of any hearing and/or trial proceeding.  The arbitrator shall have the right to entertain a motion to dismiss and/or motion for summary judgment.

f.                                        The parties shall exchange witness lists at least thirty (30) days prior to the trial/hearing procedure.  The arbitrator shall have subpoena power so that either Employee or Employer may summon witnesses.  The arbitrator shall use the Federal Rules of Evidence.  Both parties have the right to file a posthearing brief.  Any party, at its own expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

g.                                       Any arbitration hearing or proceeding shall take place in private, not open to the public, in Las Vegas, Nevada.

8.                                      Arbitrator’s Award.  The arbitrator shall issue a written decision containing the specific issues raised by the parties, the specific findings of fact, and the specific conclusions of law.  The award shall be rendered promptly, typically within thirty (30) days after conclusion of the arbitration hearing, or the submission of post-hearing briefs if requested.  The arbitrator may not award any relief or remedy in excess of what a court could grant under applicable law.  The arbitrator’s decision is final and binding on both parties.  Judgment upon an award rendered by the arbitrator may be entered in any court having competent jurisdiction.

a.                                      Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Exhibit C and to enforce an arbitration award.

b.                                      In the event of any administrative or judicial action by any agency or third party to adjudicate a claim on behalf of Employee which is subject to arbitration under this Exhibit C, Employee hereby waives the right to participate in any monetary or other recovery obtained by such agency or third party in any such action, and Employee’s sole remedy with respect to any such claim shall be any award decreed by an arbitrator pursuant to the provisions of this Exhibit C.

9.                                      Fees and Expenses.  Employer shall be responsible for paying any filing fee and the fees and costs of the arbitrator; provided, however, that if Employee is the party initiating the claim, Employee will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Employee is (or was last) employed by Employer.  Employee and Employer shall each pay for their own expenses, attorney’s fees (a party’s responsibility for his/her/its own attorney’s fees is only limited by any applicable statute specifically providing that attorney’s fees may be awarded as a remedy), and costs and fees regarding witness, photocopying and other preparation expenses.  If any party prevails on a statutory claim that affords the prevailing party attorney’s fees and costs, or if there is a written agreement providing for attorney’s fees and/or costs, the arbitrator may award reasonable attorney’s fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

10.                               The arbitration provisions of this Exhibit C shall survive the termination of Employee’s employment or employment with Employer and the expiration of the Agreement.  These arbitration provisions can only be modified or revoked in a writing signed by both parties and which expressly states an intent to modify or revoke the provisions of this Exhibit C.

11.                               The arbitration provisions of this Exhibit C do not alter or affect the termination provisions of this Agreement.

12.                               Capitalized terms not defined in this Exhibit C shall have the same definition as in the Agreement to which this is Exhibit C.

13.                               If any provision of this Exhibit C is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of Exhibit C.  All other provisions shall remain in full force and effect.

ACKNOWLEDGMENT

BOTH PARTIES ACKNOWLEDGE THAT: THEY HAVE CAREFULLY READ THIS EXHIBIT C IN ITS ENTIRETY, THEY UNDERSTAND ITS TERMS, EXHIBIT C CONSTITUTES A MATERIAL TERM AND CONDITION OF THE EMPLOYMENT AGREEMENT BETWEEN THE PARTIES TO WHICH IT IS EXHIBIT C, AND THEY AGREE TO ABIDE BY ITS TERMS.

The parties also specifically acknowledge that by agreeing to the terms of this Exhibit C, they are waiving the right to pursue claims covered by this Exhibit C in a judicial forum and instead agree to arbitrate all such claims before an arbitrator without a court or jury.  It is specifically understood that this Exhibit C does not waive any rights or remedies which are available under applicable state and federal statutes or common law.  Both parties enter into this Exhibit C voluntarily and not in reliance on any promises or representation by the other party other than those contained in the Agreement or in this Exhibit C.

Employee further acknowledges that Employee has been given the opportunity to discuss this Exhibit C with Employee’s private legal counsel and that Employee has availed himself/herself of that opportunity to the extent Employee wishes to do so.

EMPLOYEE — JAMES J. MURREN	EMPLOYER — MGM RESORTS INTERNATIONAL

/s/ James J. Murren	By:	/s/ John M. McManus
Name: John M. McManus
Title: EVP, General Counsel and Secretary

APPENDIX A

POLICY ON RECOVERY OF INCENTIVE COMPENSATION IN EVENT OF
FINANCIAL RESTATEMENT

The following rules shall apply if (1) there is a restatement of the Company’s financial statements for the fiscal year for which a bonus is paid, other than a restatement due to changes in accounting principles or applicable law, and (2) the Compensation Committee determines that a participant has received an “excess bonus” for the relevant fiscal year.

1.                                      The amount of the excess bonus shall be equal to the difference between the bonus paid to the participant and the payment or grant that would have been made based on the restated financial results.

2.                                      The requirement to repay the excess bonus shall only exist if the Audit Committee has taken steps to consider restating the financials prior to the end of the third year following the year in question.

3.                                      The Compensation Committee may take such action in its discretion that it determines appropriate to recover the excess bonus. Such actions may include recovery of such amount from the participant from any of the following sources: prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards, gains realized on the exercise of stock options, and direct repayment by the participant. Participant’s receipt of the bonus constitutes his agreement that, if requested by the Compensation Committee, he shall repay to the Company the excess bonus within 90 days of the time that he is notified by the Committee of the overpayment.  Application of this policy does not preclude the Company from taking any other action to enforce a participant’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

This Policy shall be applicable to all incentive compensation paid subsequent to the adoption of the Policy.

This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

APPENDIX B

SAR AMENDMENTS

[Separately filed as Exhibits 10.2-10.4]

APPENDIX C

RSU AMENDMENT

[Separately filed as Exhibit 10.2-10.5]

APPENDIX D

COC POLICY

[Separately filed as Exhibit 10.6]